Exhibit 99.1

Diedrich Coffee Reports Second Quarter Fiscal 2010 Financial Results

IRVINE, California, January 25, 2010 - Diedrich Coffee, Inc. (NASDAQ: DDRX), a leading roaster and wholesaler of the world’s finest coffees, reported financial results for the second quarter ended December 9, 2009.

Total revenue increased 78% to $24.7 million in the second quarter of fiscal 2010 from $13.9 million in the second quarter of fiscal 2009, led by a 97% or $11.3 million increase in K-Cup sales.

Gross margin in the second quarter of fiscal 2010 increased to 27% of total revenue as compared to 17% during the same period of last year. In addition to price increases taken during fiscal 2009, the improvement was due primarily to higher machine utilization, optimal resource management, and improved inventory controls along with our ability to continue to leverage the company’s fixed manufacturing costs over higher production volumes.

Net loss totaled $32,000 or $(0.01) per basic and diluted share in the second quarter of fiscal 2010, an improvement from a net loss of $995,000 or $(0.18) per basic and diluted share in the second quarter of fiscal 2009. Net loss in the second quarter of fiscal 2010 included approximately $2.5 million in merger-related costs.

Adjusted net income (a non-GAAP financial measure) was $2.5 million or $0.30 per diluted share in the second quarter of fiscal year 2010, an improvement from an adjusted net loss of $1.1 million or $(0.20) per basic and diluted share in the same quarter of the prior year. Adjusted net income represents net income or loss before merger related costs, loss from discontinued operations and the timing of the fiscal 2009 accrual for management incentive compensation (see important discussion about the presentation of non-GAAP financial information below, including a reconciliation to the most directly comparable GAAP financial measure).

As announced on December 8, 2009, Diedrich Coffee entered into a definitive agreement under which Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) (“GMCR”) will acquire Diedrich Coffee in an all cash transaction valued at $35.00 per share or a total transaction value of approximately $290 million pursuant to a cash tender offer (the “Offer”) by GMCR’s wholly owned subsidiary, Pebbles Acquisition Sub, Inc. (“Acquisition Sub”), and upon completion of the Offer, Acquisition Sub will merge with and into Diedrich Coffee (the “Merger”). For more information, please see Diedrich Coffee’s Schedule 14D-9 filed on December 11, 2009 and amendments thereto and other filings made by Diedrich Coffee with the Securities and Exchange Commission (the “SEC”).

About Adjusted Net Income (Loss) and the Use of Non-GAAP Financial Information

Adjusted net income (loss) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures calculated and presented in accordance with GAAP. Diedrich Coffee defines adjusted net income as net income (loss) before merger related costs, loss from discontinued operations and the timing of the fiscal 2009 accrual for management incentive compensation. Diedrich Coffee presents adjusted net income because it believes it to be a meaningful supplemental measure of performance in the evaluation of Diedrich Coffee’s results of operations because it excludes amounts that Diedrich Coffee does not consider part of ongoing operating results when assessing the performance of Diedrich Coffee and presents a measure of earnings that facilitates a comparison of results from one period to results from another period on a more consistent basis. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Diedrich Coffee nor is it intended to be predictive of potential future results. Investors should not consider adjusted net income in isolation or as a substitute for analysis of results as reported under GAAP. Diedrich Coffee strongly encourages investors to review its financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. See “Reconciliation of Adjusted Net Income (Loss) to GAAP Net Income (Loss)” below for further information on this non-GAAP financial measure and reconciliation of adjusted net income (loss) to GAAP net income (loss) for the periods indicated.

Diedrich Coffee, Inc.

Reconciliation of Adjusted Net Income (Loss) to GAAP Net Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the twelve weeks ended	For the twelve weeks ended
	12/9/2009	12/10/2008
Consolidated Statement of Operations Reconciliation
Net loss on a GAAP basis	$(32)	$(995)
Merger related costs	2,501	—
Accrued management incentive compensation (1)	—	(156)
Loss from discontinued operations	—	83

Adjusted net income (loss)	$2,469	$(1,068)

Consolidated Statement of Operations Reconciliation of Diluted income (loss) per Share
Diluted net loss per share on a GAAP basis	$(0.01)	$(0.18)
Merger related costs	0.31	—
Accrued management incentive compensation (1)	—	(0.03)
Loss from discontinued operations	—	0.01

Adjusted diluted net income (loss) per share	$0.30	$(0.20)

Diluted shares used in the calculation	8,134	5,468

(1)

The full year expense for the bonus accrual was recorded in the 4th quarter of fiscal 2009. This amount represents the estimated expense that would have been booked in the 2nd Quarter of fiscal 2009 had the bonus accrual been expensed throughout the year.

	For the twenty-four weeks ended	For the twenty-four weeks ended
	12/9/2009	12/10/2008
Consolidated Statement of Operations Reconciliation
Net income (loss) on a GAAP basis	$539	$(2,778)
Merger related costs	2,501	—
Accrued management incentive compensation (2)	—	(312)
Loss from discontinued operations	—	399

Adjusted net income (loss)	$3,040	$(2,691)

Consolidated Statement of Operations Reconciliation of Diluted net income (loss) per Share
Diluted net income (loss) per share on a GAAP basis	$0.07	$(0.51)
Merger related costs	0.31	—
Accrued management incentive compensation (2)	—	(0.05)
Loss from discontinued operations	—	0.07

Adjusted diluted net income (loss) per share	$0.38	$(0.49)

Diluted shares used in the calculation	8,076	5,468

(2)	The full year expense for the bonus accrual was recorded in the 4th quarter of fiscal 2009. This amount represents the estimated expense that would have been booked through the first two quarters of fiscal 2009 had the bonus accrual been expensed throughout the year.

Additional Information

On December 11, 2009, in connection with the Offer, GMCR filed a Tender Offer Statement on Schedule TO with the SEC, and Diedrich Coffee filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors may obtain free copies of the Schedule TO and the Schedule 14D-9, as well as other filings containing information about Diedrich Coffee and GMCR without charge, at the SEC’s website (www.sec.gov) as documents are filed with the SEC. A free copy of the Schedule 14D-9 may also be obtained from Diedrich Coffee’s website at www.diedrich.com under the heading “Investor Relations” and also by making a request to Investor Relations at Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614.

Forward-Looking Statements

We make forward-looking statements in this earnings release that are subject to risks and uncertainties. These forward-looking statements include information about the proposed transaction with GMCR. The “safe harbor” set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to forward-looking statements made in connection with a tender offer. When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you review this earnings release, along with the following possible events or factors:

•	the risk that the Offer and the Merger will not close;

•	the risk that Diedrich Coffee’s business will be adversely impacted during the pendency of the Offer and the Merger;

•	the financial and operating performance of our wholesale operations;

•	our ability to achieve and/or maintain profitability over time;

•	the successful execution of our growth strategies;

•	the impact of competition; and

•	the availability of working capital.

Additional risks and uncertainties are described in detail under the caption “Risk Factors Relating to Diedrich Coffee and Its Business” in our annual report on Form 10-K for the fiscal year ended June 24, 2009 and in other reports that we file with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this earnings release. There can be no assurance that the proposed transaction will in fact be consummated. Except where required by law, we do not undertake an obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

About Diedrich Coffee

Diedrich Coffee specializes in sourcing, roasting and selling the world's highest quality coffees. The company markets its three leading brands of specialty coffees, Diedrich Coffee, Coffee People and Gloria Jean’s Coffees, through office coffee service distributors, restaurants and specialty retailers, and via the company's web stores. Diedrich Coffee is one of only a few roasters under license to produce K-Cups for Keurig, Incorporated’s top-selling single-cup brewing system. For more information about Diedrich Coffee, call 800-354-5282, or go to www.diedrich.com, www.coffeepeople.com or www.coffeeteastore.com.

Trademarks are the property of their respective owners.

Diedrich Coffee Investor Relations:

Scott Liolios or Cody Slach

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Twelve Weeks Ended December 9, 2009	Twelve Weeks Ended December 10, 2008	Twenty-Four Weeks Ended December 9, 2009	Twenty-Four Weeks Ended December 10, 2008
Net Revenue:
Wholesale	$24,455	$13,686	$40,097	$24,033
Retail and other	195	184	326	245

Total revenue	24,650	13,870	40,423	24,278

Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	18,117	11,579	29,829	19,853
Operating expenses	1,434	1,045	2,621	2,258
Depreciation and amortization	359	402	714	734
General and administrative expenses	2,013	1,577	3,810	3,391
Gain on asset disposals	(3)	(1)	(3)	(7)

Total costs and expenses	21,920	14,602	36,971	26,229

Operating income (loss) from continuing operations	2,730	(732)	3,452	(1,951)
Interest expense and other income, net	60	176	149	424
Merger related costs	2,501	—	2,501	—

Income (loss) from continuing operations before income tax	169	(908)	802	(2,375)
Income tax provision	201	4	263	4

Income (loss) from continuing operations	(32)	(912)	539	(2,379)
Discontinued operations:
Discontinued operations, net of tax expense of $0	—	(83)	—	(399)

Net income (loss)	$(32)	$(995)	$539	$(2,778)

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.01)	$(0.17)	$0.09	$(0.44)

Loss from discontinued operations, net	$—	$(0.01)	$—	$(0.07)

Net income (loss)	$(0.01)	$(0.18)	$0.09	$(0.51)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.01)	$(0.17)	$0.07	$(0.44)

Loss from discontinued operations, net	$—	$(0.01)	$—	$(0.07)

Net income (loss)	$(0.01)	$(0.18)	$0.07	$(0.51)

Weighted average and equivalent shares outstanding:
Basic	5,727	5,468	5,727	5,468

Diluted	5,727	5,468	8,076	5,468

DIEDRICH COFFEE, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 9, 2009	June 24, 2009
Cash	$3,946	$3,572
Restricted cash	623	623
Accounts receivable, net	10,954	6,335
Inventories	3,926	5,510
Other assets	10,286	10,888

Total assets	$29,735	$26,928

Accounts payable	$8,466	$5,228
All other current liabilities	4,639	5,921
Other liabilities	1,832	2,005
Total stockholders’ equity	14,798	13,774

Total liabilities and stockholders’ equity	$29,735	$26,928